UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2016

GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35176	27-4757800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4553 Glencoe Avenue, Suite 300, Los Angeles, California 90292

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 310-437-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Settlement Agreement

Global Eagle Entertainment Inc. (the “Company” or “we”) and certain of its subsidiaries entered into a Settlement Agreement (“Settlement Agreement”), dated as of August 9, 2016 (the “Settlement Date”), with UMG Recordings, Inc., Capitol Records, LLC, Universal Music Corp. and entities affiliated with them (collectively, “UMG”) resolving all claims relating to the previously disclosed lawsuit filed by UMG against the Company and certain of its subsidiaries for music copyright infringement and related claims. UMG and the Company have agreed to dismiss the lawsuit with prejudice and have further agreed that the Settlement Agreement does not constitute any admission of liability, wrongdoing or responsibility by any party to it.

The Settlement Agreement contains a mutual release between the Company and UMG and, subject to certain exceptions, their respective subsidiaries and affiliates, and a release by UMG of the Company’s customers and of the Company’s and its customers’ authorized integrators and other vendors of all claims under foreign or U.S. law relating to any alleged infringing use of “UMG Content” (as defined below) prior to the Settlement Date.  The Settlement Agreement defines “UMG Content” as original works of authorship owned or controlled by UMG or its affiliates, and including but not limited to sound recordings, musical compositions, music videos and related artwork, logos, artist name, voice, likeness and similar rights and metadata.

In addition, the Settlement Agreement provides that the Company and UMG will use their best efforts to negotiate and execute within 60 days of the Settlement Date a license agreement for the Company’s use of certain UMG Content. And, UMG agreed that, to the extent the Company uses (until February 1, 2017) any UMG Content that it used on or prior to the Settlement Date, UMG will refrain from initiating any legal or other proceedings asserting any claim against the Company, its customers and their authorized vendors arising from any alleged infringing use of UMG Content.

As part of the settlement, the Company agreed to compensate UMG and/or its designees as follows: (1) within two business days of the Settlement Date, a cash payment of $15,000,000 plus the issuance by the Company of 1,360,544 shares of its common stock (the “Initial Shares”); (2) on or prior to March 31, 2017, a cash payment of $5,000,000; (3) if at any time the closing price of the Company’s common stock on the Nasdaq Capital Market (“Closing Price”) exceeds $10.00 per share, the issuance by the Company of 500,000 shares of its common stock; and (4) if at any time the Closing Price exceeds $12.00 per share, the issuance by the Company of 400,000 shares of its common stock.  We refer to the shares issuable pursuant to the foregoing clauses (3) and (4) as the “Supplemental Shares.”  The Company may satisfy all or part of any Supplemental Share obligations in cash at its election.

We qualify the foregoing summary of the Settlement Agreement in its entirety by reference to the actual Settlement Agreement, a copy of which we will file with our Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2016.

 Registration Rights Agreement

On August 9, 2016, the Company and UMG entered into a Registration Rights Agreement relating to the registration of the resale of the Initial Shares and Supplemental Shares.

Under the Registration Rights Agreement, the Company agreed to file a resale shelf registration statement covering the Initial Shares. The Company must file the registration statement no later than the date on which it files a resale shelf registration statement covering the shares of the Company’s common stock issued by the Company to Emerging Markets Communications’ selling shareholders in connection with the Company’s acquisition of that company, but in no event later than September 1, 2016. The Company must use its commercially reasonable efforts to cause the registration statement to become and remain effective until the subject shares become eligible for resale without regard to the volume limitations under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or until any earlier date when the subject shares are no longer entitled to be registered.  The Company agreed to similar registration obligations in connection with the issuance (if any) of the Supplemental Shares.

We qualify the foregoing summary of the Registration Rights Agreement in its entirety by reference to the actual Registration Rights Agreement, a copy of which we will file with our Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2016.

Item 3.02 Unregistered Sales of Equity Securities.

We incorporate by reference herein the disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Initial Shares and any Supplemental Shares. The Company did not register the issuance of the Initial Shares, and will not register the issuance of any Supplemental Shares, under the Securities Act in reliance on the exemptions from the Securities Act’s registration requirements as provided for in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Eagle Entertainment Inc.

	By:	/s/ Michael Zemetra
Name: Michael Zemetra
Title: Chief Financial Officer and Treasurer
Dated: August 12, 2016